Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 2, 2010, on the consolidated financial statements of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2009, and for the two years then ended, appearing in Swisher Hygiene, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC

Charlotte, North Carolina

January 12, 2012